Exhibit 4.10

English Summary of the Hebrew Original

Amendment no. 5 to the Credit Agreement dated March 14, 2013, which was amended on November 3, 2013, April 29, 2014, March 31, 2015 and March 10, 2016
Made and entered in Tel Aviv, on September __, 2016

On March 14, 2013, the Borrower entered into a credit agreement with the Lenders (hereinafter: the "Credit Agreement"), in the framework of which, and by virtue of which, inter alia, the "Credit" was made available to the Borrower; and

On November 3, 2013, following the Borrower's request to make various amendments to the Credit Agreement, Amendment no. 1 to the Credit Agreement was executed by and among the Parties, and on April 29, 2014, following the Borrower's request to make additional amendments to the Credit Agreement, instead of the amendments that were made to the Credit Agreement in the framework of Amendment no. 1, Amendment no. 2 to the Credit Agreement was executed by and among the Parties, and on March 31, 2015, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 2 and remained in force, Amendment no. 3 to the Credit Agreement was executed by and among the Parties (hereinafter: "Amendment no. 3") and on March 10, 2016, following the Borrower's request to make various amendments to the Credit Agreement, inter alia, instead of various amendments that were made to the Credit Agreement in the framework of Amendment no. 3, Amendment no. 4 to the Credit Agreement was executed by and among the Parties (hereinafter, jointly, the "Amendments"); and

The Borrower approached the Lenders and requested to make various amendments to the Credit Agreement and to Amendment no. 3, as specified in this Amendment below; and in reliance upon the veracity of the Borrower's representations and warranties in the Credit Agreement and in this Amendment, as specified below, and the fulfillment of all of its undertakings as specified in the Credit Agreement, as amended in this Amendment, the Lenders agreed to the Borrower's request, all subject to and in accordance with the terms and conditions and the provisions of the Credit Agreement and this Amendment (the “Amendment”);

The following is the summary of the material terms and conditions of the Amendment.

1.	General

The preamble to this Amendment constitutes an integral part hereof. All of the terms mentioned above and below in this Amendment shall have the meaning given to them in them in the Credit Agreement, unless explicitly stated otherwise.

This section also contains customary representations of the Borrower, including a representation that the Borrower has complied and is complying with all the provisions of the Credit Agreement; that the Borrower has full power and authority to enter into the Amendment; that certain representations and warranties as detailed in the Credit Agreement are true and correct as of the date of execution of the Amendment; that there will be no need for any further decision making or any further approvals; that the Amendment is part of the Credit Documents.

2.	A Permitted Factoring Transaction

2.1
As of the date of execution of this Amendment and until the Final Repayment Date, Section 16.16 of the Credit Agreement shall be amended such that the existing section shall be deleted and the following shall come in its stead:

"16.16
The Borrower and/or any of the held companies shall not perform Permitted Factoring Transactions in an aggregate sum that at any time exceeds 20 (twenty) million US dollars (hereinafter: the "Allowed Factoring Sum"). Notwithstanding that stated, the Borrower and/or any of the held companies shall be permitted to perform a Permitted Factoring Transaction with respect to the sale of their rights to receive accounts receivables from customers that are among a certain customer group, in accordance with the transaction with the customer group in an additional aggregate sum which shall not, at any time, exceed 94 million dollars. For the avoidance of doubt, that stated shall not derogate from the right of the Borrower and/or any of the held companies to perform other Permitted Factoring Transactions with the group of customers up to the Allowed Factoring Sum. The Borrower and/or any of the held companies shall not perform a Factoring Transaction that is not a Permitted Factoring Transaction or any other transaction in the framework of which any of the rights to receive accounts receivables belonging to any of them, shall be sold, endorsed, assigned or otherwise transferred. For the avoidance of doubt it is clarified that the responsibility to comply with the undertaking under this Section 16.16 lies solely on the Borrower and the held companies, and that a Lender shall be responsible for non-compliance with the said restriction only in the event in which such Lender itself performed Factoring Transactions with the Borrower and/or with a held company in an amount that, at such time, exceeds the Allowed Factoring Sum.

For the avoidance of doubt, it shall be clarified that the Borrower must confirm that the amount of a Permitted Factoring Transaction be subtracted from the customers' balance, in accordance with acceptable accounting principles."

3.	Miscellaneous

3.1
Unless otherwise expressly set forth in this Amendment, the terms and conditions and the obligations specified in this Amendment do not derogate from and/or prejudice and/or modify any other undertaking of the Borrower towards the Lenders and/or the validity of any security whatsoever that was made available to the benefit of the Securities' Trustee for the Lenders, under and by virtue of the Credit Agreement and/or the other Credit Documents and/or any other agreement or document that was and/or shall be delivered to the Lenders or to a position holder with respect to the Credit, and these shall continue to have full and binding force, including all of the provisions relating to the Lenders' rights to make the Credit immediately payable, all in accordance with and subject to the provisions and the terms and conditions of the Credit Documents.

3.2
This Amendment, unless explicitly stated otherwise herein, is meant to be in addition to all that is stated in the Credit Agreement and in the Amendments, and shall not derogate from and/or modify and/or prejudice them, and other than as explicitly specified in this Amendment, all of the rights of the Lenders and of the Borrower under the Credit Agreement, the Amendments and applicable law, are fully reserved.